Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Kensington Capital Acquisition Corp. IV on Amendment No. 1 to Form S-1 (File No. 333-262266), of our report dated December 14, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Kensington Capital Acquisition Corp. IV as of September 30, 2021 and for the period from March 19, 2021 (inception) through September 30, 2021, which report appears in the Prospectus which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/Marcum LLP

Marcum LLP

Houston, TX

February 11, 2022